Exhibit 99.1

Duke Energy Progress

Summary of 2017 Rate Case Filing in North Carolina

(Docket No. E-2, Sub 1142)

Background

•                  On June 1, 2017, Duke Energy Progress (DEP) filed a rate case with the North Carolina Utilities Commission (NCUC) to request an average 14.9 percent increase in retail revenues, or approximately $477 million:

•                  The rate case filing requested an overall rate of return of 7.66% based on approval of a 10.75% return on equity and a 53% equity component of the capital structure

•                  The filing was based on a North Carolina rate base of $8.1 billion as of Dec. 31, 2016 and adjusted for known and measurable changes through August 2017

•                  On Nov. 22, 2017, DEP and the Public Staff - North Carolina Utilities Commission (Public Staff), the State’s consumer representative, filed an Agreement and Stipulation of Partial Settlement (Stipulation) resolving certain issues in the base rate proceeding

•                  Items addressed in detail in the Stipulation are consistent with those included in the Preliminary Notice of Partial Settlement filed with the NCUC on Nov. 20, 2017

Major Components of the Stipulation

•                  $127 million annual customer rate increase prior to reductions from the return to customers of excess deferred income taxes (EDIT) over four years.  After applying the EDIT reductions, the average annual retail rate increase is $85 million.  This equates to a 4.0% average retail rate increase and 2.6% increase after the EDIT reduction.

•                  Return on equity of 9.9% based upon a capital structure of 52% equity and 48% debt

•                  Certain adjustments will be made to rate base for the Mayo Zero Liquid Discharge and Sutton combustion turbine projects

•                  The deferred tax liability resulting from the NC state income tax change will be returned to customers over four years (rather than five years as proposed by DEP)

•                  The company’s depreciation rates shall be based on DEP’s filed Depreciation Study, with exceptions as defined in the Stipulation

Additional Information

•                  Key issues on which the parties have not reached a compromise include:

•                  Coal ash basin deferred costs to be recovered and amortization period, and ongoing coal ash costs to be included in rates

•                  Deferred storm costs to be recovered and amortization period

•                  As a result of the Stipulation, Duke Energy will take an estimated pre-tax impairment charge of approximately $25 million in Q4 2017, primarily related to the Mayo and Sutton items described above, which will be treated as a “special item” (excluded from adjusted diluted earnings per share)

•                  The Stipulation is subject to the review and approval of the NCUC.  An evidentiary hearing to review the Stipulation and other issues in the case will start on Nov. 27, 2017

•                  DEP has requested new rates go into effect Feb. 1, 2018

Estimated Annual Rate Increase Impacts to Customer Bills

($ in millions)	Years 1-4	Thereafter
Annualized base rates	$127	$127
Return of Excess Deferred Income Taxes over 4-year period	(43)	—
Cumulative Net Annualized Customer Increase ($)	$85	$127
Cumulative Net Annualized Customer Increase (%)	2.6%	4.0%

Reconciliation of Request to Reflect Stipulation

($ in millions)	Years 1-4	Thereafter
Original request	$477	$477
Post-filing, pre-Stipulation adjustments to filed request	$(57)	$(57)
Amounts included in Company request to be decided by the Commission (Storm deferral and coal ash cost recovery)	$(221)	$(221)
Company request for items addressed in the partial settlement	$200	$200
Agreed upon adjustments:
Move return of Excess Deferred Income Taxes from base rates to rider	$38	$38
Reduced ROE	$(57)	$(57)
Reduced equity component of capital structure	$(10)	$(10)
Reduction in depreciation expense	$(15)	$(15)
Reduction in Customer Connect costs (to be deferred with a return)	$(8)	$(8)
Other revenue reductions	$(19)	$(19)
Total agreed upon adjustments	$(72)	$(72)
Return of Excess Deferred Income Taxes over 4-year period through a rider	$(43)
Revenue increase related to agreed upon items	$85	$127

Totals may not add due to rounding.